[Note: Asterisks denote material omitted that has been separately filed with the SEC pursuant to a request for confidential treatment.]


                                                                   Exhibit 10.39




                          MONT BELVIEU STORAGE CAPACITY

                               PURCHASE AGREEMENT

                                 BY AND BETWEEN

                            EOTT ENERGY LIQUIDS, L.P.

                                       AND

                             ENRON GAS LIQUIDS, INC.





                               DATED JUNE 29, 2001

This Mont Belvieu Storage Capacity Purchase Agreement dated as of June 29, 2001 (this "Agreement"), is made between EOTT ENERGY LIQUIDS, L.P., a Delaware limited partnership ("Seller"), and ENRON GAS LIQUIDS, INC., a Delaware corporation ("Buyer"). In connection herewith and as part of an integrated transaction, the Seller and the Buyer have entered into the Toll Conversion Agreement (as defined below). Seller and Buyer may hereinafter be referred to collectively as the "Parties" and individually as a "Party."

                                   ARTICLE 1
                                   DEFINITIONS

         1.1 Definitions. Except as otherwise indicated by the context, all capitalized terms used in this Agreement have the meanings hereinafter set forth in Appendix I hereto.

         1.2 Division, Headings and Index. The division of this Agreement into articles, sections, and subsections, and the insertion of headings and any table of contents or index, if any, are for convenience of reference only, and shall not affect the construction or interpretation hereof.

         1.3 Industry Usage. Words, phrases, or expressions which are not defined herein and which, in the usage or custom of the business of the transportation, storage, distribution, or sale of Products have an accepted meaning, shall have that meaning.

         1.4 Extended Meaning. Unless the context otherwise requires, words implying the singular include the plural and vice versa, and words implying gender include all genders. The words "herein", and "hereunder" and words of similar nature refer to the entirety of this Agreement, including any Exhibits, Schedules, and appendices incorporated into this Agreement, and not only to the section in which such use occurs.


                                   ARTICLE 2
                        PURCHASE OF STORAGE AND SERVICES

         2.1 Storage. Seller hereby (a) sells to Buyer the Allotted Storage Capacity associated with each Storage Well on a Firm Basis and the ancillary rights to the Storage Facilities in connection therewith, including all existing transportation and handling capacity associated with the Storage Pipeline System, (b) grants to Buyer a right to acquire all or any part of the Additional Allotted Storage Capacity (incurring only Excess Throughput Fees, if any, if such right is exercised) prior to making all or any part of such Additional Allotted Storage Capacity available to third parties, and (c) throughout the Term, agrees to provide all storage, transportation, handling, maintenance and other operational services in connection with the foregoing as provided herein in accordance with customary industry practice and as historically provided at the Storage Facilities for the twenty-four (24) Month period prior to the date hereof. The storage space and the related services shall include (i) the injection of Products owned by Buyer or with respect to which Buyer has legal custody under agreements with third parties up to the Maximum Daily Injection Quantity for each of the Storage Wells and (ii) the withdrawal and delivery of Products owned by Buyer or with respect to which Buyer has legal custody under agreements with third parties up to the Maximum Daily Withdrawal Quantity for each of the Storage Wells.

         2.2 Receipt and Delivery. In connection with such sale, Seller shall from time-to-time and adhering to the Nomination Procedures receive Products for storage from Buyer at the Receipt Point(s) for injection into the Storage Wells; provided, that Seller shall not be obligated to receive from Buyer any quantity of Products for injection which (a) would cause Buyer's Product Storage Account to exceed the Available Storage Capacity for each Storage Well or (b) is at a rate greater than the rate contemplated by the Maximum Daily Injection Quantity. Seller shall from time-to-time and adhering to the Nomination Procedures deliver Products to Buyer at the Delivery Point(s); provided, that Seller shall not be obligated to deliver to Buyer any quantity of Product that is at a rate greater than the rate contemplated by the Maximum Daily Withdrawal Quantity. In connection with the foregoing, Seller agrees (y) to return to Buyer in accordance with the terms and conditions of this Agreement all Products delivered into storage hereunder and (z) in connection with the removal of all Product from any Storage Well, to deliver to Buyer all product in such Storage Well, notwithstanding that volumes recorded in the Product Storage Account may be less than the volume of product in such Storage Well (or to deliver Buyer's ratable share of such product in such Storage Well if a third party has contracted with Seller and stored product in such Storage Well).

                                   ARTICLE 3
                                      FEES

         Buyer agrees to pay to Seller (i) the Storage Purchase Fee, (ii) the Throughput Fee, (iii) the Excess Throughput Fee, if any, and (iv) any additional fees provided for in Section 3.4, all as determined and paid as provided in this
Article 3.

         3.1 Storage Purchase Fee. For each Contract Year, Buyer agrees to pay Seller the fee for such Contract Year as set forth on Schedule 3.1 for the Product storage capacity purchased pursuant to this Agreement ("Storage Purchase Fee"), which shall be payable in equal monthly installments in accordance with the provisions of Article 11 (Billing and Payment) hereof. In the event that Buyer from time to time exercises its right to acquire all or any portion of the Additional Allotted Storage Capacity, no additional charge or fee shall be imposed pursuant to this Section 3.1, except as set forth in Section 3.6.

         3.2 Throughput Fee. For each Contract Year, Buyer agrees to pay Seller the fee for such Contract Year as set forth on Schedule 3.1 for the Product movements within the Storage Pipeline System pursuant to this Agreement ("Throughput Fee"), which shall be payable in equal monthly installments in accordance with the provisions of Article 11 (Billing and Payment) hereof. In the event that Buyer from time to time exercises its right to acquire all or any portion of the Additional Allotted Storage Capacity, no additional charge or fee shall be imposed, except as may be incurred pursuant to Section 3.3, except as set forth in Section 3.6.

         3.3 Excess Throughput Fee. Within thirty (30) days after the end of each quarter of each Contract Year, Seller shall notify Buyer in writing of the Quarterly Excess Barge Throughput,

Quarterly Excess Pipeline Throughput, Quarterly Excess Rail Throughput, and Quarterly Excess Truck Throughput, each with respect to such quarter of such Contract Year and the corresponding Quarterly Excess Throughput Fee for such quarter of such Contract Year. Reasonable documentation evidencing such quantities of quarterly excess throughput shall be provided to Buyer by Seller within such period following the end of such quarter within such Contract Year. Within thirty (30) days after notice from Seller of such quantities of quarterly excess throughput for such quarter, Buyer shall pay Seller an amount equal to the Quarterly Excess Throughput Fee. Within thirty (30) days after the end of each Contract Year, Seller shall determine, and notify Buyer with respect to, the Excess Barge Throughput, Excess Pipeline Throughput, Excess Rail Throughput, and Excess Truck Throughput for such Contract Year and the corresponding Excess Throughput Fee for such Contract Year. To the extent that the Excess Throughput Fee for any Contract Year does not equal the sum of the Quarterly Excess Throughput Fee for each such quarter of such Contract Year (such difference in fees, the "Fee Difference'"), the Party possessing the Fee Difference promptly shall pay such Fee Difference to the other Party.

         3.4 Additional Fees. In addition to those fees set forth in Sections 3.1, 3.2 and 3.3, Buyer shall pay Seller a mutually agreed upon fee taking into account industry standards and practices and how such standards and practices are applicable to the Storage Facilities for any service requested by Buyer unless the Parties' negotiation and determination of the Storage Fee and/or Throughput Fee as provided herein included such service. Buyer shall have no obligation to pay any other amounts, costs or fees in connection with the Storage Facilities or for any services related thereto except as set forth in this Article 3.

         3.5 Fees for Loading and Unloading. Seller shall pay to Buyer the following amounts within ten (10) Business Days of Seller's receipt of notice of such applicable charge or fee from the Buyer:

                  (a) any and all demurrage, laytime and other charges incurred by Buyer as a result of Seller's failure to load methyl tertiary butyl ether and other products owned by or under the legal custody of Buyer into barges or other transport vessels, tank cars or trucks at the Storage Facilities, at rates not less than the applicable rate listed for each such product set forth on Schedule 3.5 unless a lower rate is otherwise required by the barge, vessel, tank car or truck operator, as applicable; and

                  (b) any and all demurrage and laytime fees or other charges of the same nature caused by Seller's failure to promptly unload methanol (at a rate less than 3000 barrels per hour) from transport barges or other vessels upon arrival at the Storage Facilities.

         3.6 Additional Storage Capacity. At such time after the date of this Agreement as any of the storage wells or any portion thereof identified in Exhibit B-2 are developed and placed into commercial operation by Seller, such Storage Well(s) will be included in this Agreement and the fees established in Sections 3.1 and 3.2 shall be adjusted as negotiated by the Parties for the increased volume of storage capacity purchased, and Schedule 3.1 and Exhibits A and B hereto shall be revised accordingly to include any new storage wells and to include such additional storage capacity as Allotted Storage Capacity and Additional Storage Capacity hereunder. All changes required pursuant to this Section 3.6 shall be reduced to writing, signed by the Parties and attached as one or more amendments to this Agreement.


                                   ARTICLE 4
                                   NOMINATIONS

         4.1 General. As commercially reasonable, Seller shall make available a dispatcher who shall be authorized (subject to Seller's operating requirements pertaining to the Storage Facilities) (i) to accept nominations from Buyer respecting quantities of Products that Buyer desires to tender for injection into the Storage Wells or to withdraw therefrom or to transport on the Storage Pipeline System in accordance with this Agreement and (ii) to furnish to Buyer any operating information which may affect the quantities of Products to be tendered for injection by or withdrawn for or transported for Buyer.

         4.2 Procedures. At any time during the Term and unless otherwise provided herein, Buyer shall give Seller its nomination for injections or withdrawals or transportation orally, in writing, or via electronic bulletin board or other electronic means in a form prescribed by the Seller from time-to-time, transmitted to Seller in accordance with Article 15 (Notices) hereof and subject to Article 2 (Purchase of Storage and Services) hereof. Such nominations shall be made by Buyer based on information provided to Buyer by Seller on a routine basis setting forth the quantity of available storage in each Storage Well based on the Allotted Storage Capacity (and any Additional Allotted Storage Capacity) of each Storage Well. The procedures set forth in Sections 4.2 and 4.3 below shall be referred to in this Agreement as the "Nomination Procedures". All nominations are subject to confirmation by the Transporting Pipeline on which the nomination is made and in accordance with such Transporting Pipeline's nomination procedures. Nominations will be based on the number of Barrels provided by Buyer. Seller shall promptly acknowledge receipt of Buyer's nomination and confirm same in accordance with Article 15 (Notices) hereof. Oral nominations by Buyer shall be confirmed in writing by Seller within 2 Days of Seller's receipt of such oral nomination. A nomination given and confirmed in accordance with the foregoing shall be binding upon the Parties.

         4.3 Nomination Form Terms. A nomination is intended to include:

                  (a) Name of purchaser or shipper;

                  (b) Contact person for purchaser or shipper (Name and Phone No.);

                  (c) Effective date and time;

                  (d) Downstream and/or upstream Transporting Pipeline;

                  (e) Contact person for such downstream and/or upstream Transporting Pipeline identified by name and phone number;

                  (f) Delivery or Receipt Point on such downstream and/or upstream Transporting Pipeline;

                  (g) Number of Barrels and/or Gallons; and

                  (h) the Product nominated.

If nominations do not include all of the aforementioned information or if nominations are not made in the form reasonably prescribed by Seller from time-to-time, Seller shall nevertheless accept such nomination and shall advise Buyer of such non-conforming elements so that Buyer may correct its procedures. Requests for changes in flow rate must be made by written nomination in accordance with the foregoing Nomination Procedures.

         4.4 Modification of Nomination Procedures. Written modifications of the Nomination Procedures set forth in this Article 4 (Nominations) shall be made by the Parties from time to time so that they shall comply with or take full commercial advantage of newly enacted regulatory requirements or then prevailing Transporting Pipeline standards, as contemplated by the terms and provisions of this Agreement.


                                   ARTICLE 5
                RECEIPT AND DELIVERY POINTS, TITLE, RISK OF LOSS

         5.1 Receipt Point. The Receipt Points for all Products tendered by Buyer to Seller for storage hereunder shall be as set forth on Exhibit C.

         5.2 Delivery Point. The Delivery Points for all Products delivered by Seller to Buyer out of storage shall be as set forth on Exhibit C.

         5.3 Interconnections. Upon thirty (30) Business Days prior written notice to Seller and subject to specifications provided to Buyer by Seller and applicable safety and operational requirements (including interfacing pressures at such interconnection so as not to adversely affect operating pressures of the subject pipeline), Buyer shall have the right to construct and initiate interconnections on the Storage Pipeline System and to designate such interconnections as Receipt Points and/or Delivery Points, provided Buyer shall have complied with applicable laws and regulations and obtained all necessary consents from third parties, including consents and authority under applicable rights of way and easements. Such construction and initiation of interconnections shall include but not be limited to meters, meter stations and piping related thereto, and all costs associated with such additional interconnections shall be borne by Buyer. All such additional interconnections shall be owned by Buyer.

         5.4 Title. Buyer represents and warrants to Seller that Buyer has and will have title to or legal custody of all Products delivered to Seller hereunder, that Buyer has the authority to deliver such Products to Seller, and that such Products are and will be free from any and all liens, charges, adverse claims, and encumbrances against Buyer other than purchase money liens and customary liens granted by Buyer in connection with financings of Buyer's operations, assets or properties. In addition to any other rights, remedies, or indemnities herein contained, Buyer shall indemnify, defend, and hold harmless Seller from and against any and all suits, actions, claims, demands, damages, costs, losses, and expense, including reasonable attorney's fees and related expenses arising from or out of any adverse third party claims to or against such Products or any interest therein or in the value thereof. Seller acknowledges that Buyer owns and has title to all volumes of Line Pack Product. Title to and/or legal custody of the Products in storage and of the Line Pack Product shall at all times be and remain in Buyer.

         5.5 Risk of Loss. Notwithstanding Seller's obligation in Section 2.2 to return and deliver Products to Buyer, Seller shall be responsible for the loss of Product only when and to the extent that such loss is caused by the negligence or willful misconduct of Seller, its employees or agents.

                                   ARTICLE 6
                              QUALITY AND PRESSURE

         6.1 Quality. The specifications of each Product from time-to-time delivered by Buyer at the Receipt Point(s) and redelivered by Seller at the Delivery Point(s) shall comply with the minimum standards then specified in the transportation tariff of any Transporting Pipeline through which a Product is to be transported. Without negation of the foregoing quality requirements, Buyer agrees that the Products shall not be corrosive or contain contaminants that will be deleterious to the integrity of the applicable Storage Well, the wellhead assembly, the products injection pump, and all piping and appurtenances. Buyer and Seller recognize that the Products may contain moisture, and Seller shall use its commercially reasonable efforts to insure that the Products withdrawn for the account of Buyer from the Storage Wells will at all times meet or exceed the quality specifications for the receiving pipeline.

         6.2 Pressure. Buyer shall deliver such Product at a pressure sufficient to overcome the operating pressure existing from time-to-time in the applicable Storage Well at such point(s). Seller shall deliver such Product to or for the account of Buyer at the pressure available from time-to-time in the applicable Storage Well at such point(s). Seller agrees at a minimum to maintain the operating pressures for the Storage Wells and the Storage Pipeline Systems in accordance with customary industry practices and in a manner necessary to perform its obligations under this Agreement. Without limiting the foregoing, Buyer will arrange for delivery of Product at the Delivery Points and redelivery of Products at the Receipt Points at minimum and maximum pressures consistent with the historical operating practices at the Storage Facilities but in no event shall such pressure exceed the maximum operating pressure for the Transporting Pipeline.

                                   ARTICLE 7
                                   MEASUREMENT

         7.1 Unit of Measure. The unit of volume for measurement of all quantities of Product hereunder shall be one Barrel. Atmospheric pressure shall be assumed to be 15.025 pounds per square inch absolute at the Receipt Point(s) and Delivery Point(s) irrespective of the actual atmospheric pressure at such points from time-to-time. Adjustment shall be made for flowing temperature and specific gravity as determined from instruments located at the Receipt Point(s) and Delivery Point(s). Receipt and delivery meters will serve as the primary means for Product measurement.

         7.2 Temperature Measurement. The flowing temperature of Product being metered shall be determined continuously during periods of flow by means of a recording thermometer of standard make, and the arithmetic average of the temperature recorded during periods of flow only shall be deemed the Product temperature. Temperature so determined shall be used in computing the quantities of Product delivered or tendered hereunder.

         7.3 Other Measurement. The specific gravity, gross heating value, and degree of saturation by water vapor of the Product delivered or tendered hereunder shall be determined by using an on-line Product chromatograph or by such other method as Seller may determine in a commercially reasonable manner. The values so determined shall be used in computing the volumes of Product delivered or tendered hereunder.

         7.4 Maintenance and Operation of Measurement Equipment. Seller shall operate and maintain or cause to be operated and maintained existing and future measuring facilities to measure the quantity and quality of Products delivered or tendered hereunder at the Receipt Point(s) and Delivery Point(s).

         7.5 Meter Testing. No less frequently than required by prudent operating practices and as is customary in the industry, Seller at its expense, will test and calibrate all meters and metering equipment to be used to confirm quality, delivery, receipt and pressure of Product at each Receipt Point and Delivery Point (hereinafter collectively called the "Metering Equipment"). Seller will provide Buyer with written notice so that Buyer will have ample opportunity to have its representatives present during such calibrations and tests. At any time requested by Buyer, Seller will test the Metering Equipment in the presence of Buyer's representatives and, if the Metering Equipment is found on such test to be accurate, Buyer will pay Seller the cost and expense of such test, but, if found on such test to be inaccurate, then the cost and expense of such test and of correcting the inaccuracy in the Metering Equipment will be borne by Seller. If, on any test of the Metering Equipment, its inaccuracy is not in excess of one quarter of one percent (.25%), the Metering Equipment will be considered accurate.


                                   ARTICLE 8
                                   OPERATIONS

         8.1 Buyer Obligations. Buyer shall be responsible for the transportation of Product to the Receipt Point(s) and from the Delivery Point(s), including without limitation, securing and maintaining all necessary transportation services with Transporting Pipelines, complying with all reporting requirements and payment obligations arising in respect of Product transportation, and securing and maintaining all required permits and authorizations required for Buyer's operations, except as otherwise provided herein. Throughout the Term, Buyer shall be responsible for maintaining sufficient quantity of Line Pack Product in the Storage Pipeline System to allow the Seller to perform its obligations of injection and withdrawal of Product from the Storage Wells in accordance herewith. In the performance of its obligations hereunder, Buyer shall at all times act in Good Faith.

         8.2 Seller Obligations. Seller's obligations under Article 2 shall be subject to Seller's scheduling and customary operational restrictions. Seller agrees to own, operate and maintain the Storage Facilities in compliance with prudent industry practice and in compliance, in all material respects, with the rules and regulations established by the Texas Railroad Commission ("Railroad Commission") and other governmental authorities having jurisdiction over the operations, services and facilities which are integral to the performance of Seller's obligations under this Agreement (including all permitting and licensing requirements). At its expense, Buyer shall be entitled to inspect Seller's operations and facilities at any time during normal business hours. In the performance of its obligations hereunder, Seller shall at all times act in Good Faith.

         8.3 Permits. Seller shall obtain such permits and licenses as may be required by the Railroad Commission and/or any other governmental agency or regulatory authority having jurisdiction over the storage operations or the facilities or equipment employed therein. Seller shall at all times, during the term of this Agreement, use reasonable best efforts to maintain its equipment used in connection with its facilities in compliance with all applicable rules and regulations of the Railroad Commission or any other governmental agency which may, from time to time, have jurisdiction over such equipment, provided, however, that in the event that Seller is unable to acquire permission, forbearance or consent of the Railroad Commission or other regulatory authority, to maintain, conduct and operate such facilities as contemplated by this Agreement as a whole, but not merely in part, or having once obtained such permission, forbearance or consent, the same should later be withdrawn by any such regulatory authority, or if any material change in laws or governmental regulations, or interpretations thereof, or administrative or judicial determinations shall be adopted or promulgated which would require an expenditure greater than $5,000,000 by Seller, then in that event, Seller shall immediately notify Buyer of such regulatory action and such required expenditure, and the Parties shall mutually (a) agree upon allocation of the cost of such expenditure to the Buyer (such allocation in a manner acceptable to the Buyer) and (b) make all necessary modifications to this Agreement, if any, to implement such allocated cost. In the event the Parties cannot agree upon the amount and manner of such allocation within thirty (30) Business Days of Seller's notice to Buyer of such required regulatory action and required expenditure, Buyer may terminate this Agreement by providing prior written notice of such date of termination at least 90 Days prior to termination or such lesser time that Seller may operate lawfully without incurring the cost of expenditure, and no further fees or charges shall be due hereunder (except as Section 9.3 may apply) and no termination fee shall be payable by Buyer.


                                   ARTICLE 9
                              TERM AND TERMINATION

         9.1 General. This Agreement shall be effective as of the Effective Date, subject to the satisfaction of the conditions precedent in Section 9.2, and shall continue in full force and effect until the Termination Date.

         9.2 Conditions to Effectiveness of the Agreement. The obligations of each Party under this Agreement shall be subject to the conditions precedent that the Buyer Guaranty and the Seller Guaranty shall have been fully executed and delivered to the beneficiary of such guaranty.

         9.3 End of Term Matters. If, upon termination of this Agreement pursuant to terms set forth herein (other than a termination due to an event of Force Majeure in accordance with Section 14.8), any volume of Product delivered by Buyer hereunder remains in the Storage Wells, then the term of this Agreement shall be extended for the number of Days as designated by Seller to allow Buyer to withdraw from storage such remaining Product at rates and conditions of delivery reasonably determined by Seller taking into account the applicable terms of this Agreement and commercial and market conditions at the time, provided however that such extended term may not exceed the first ninety (90) day period following the Termination Date during which the Storage Facilities are operational to allow Buyer to withdraw its Product under normal operating conditions. In addition to any applicable Excess Throughput Fee provided for in
Article 3, Buyer shall pay Seller each Month, or portion thereof, during any extension of the Term a fee of $[*****] per Barrel in lieu of any Storage Purchase Fee and Throughput Fee (the "Extended Term Storage Purchase Fee"). If any of Buyer's Product shall remain in storage after expiration of the extended term or if Buyer fails to pay the Extended Term Storage Purchase Fee to Seller within 10 Days of receipt of Seller's invoice therefor, then Seller, acting as Buyer's duly authorized agent, shall have the right, but not the obligation, to dispose of all or any portion of such Product on behalf of Buyer in a commercially reasonable manner and on commercially reasonable terms and conditions. Buyer's execution of this Agreement shall constitute its appointment of Seller as its agent for the limited purpose set forth in the previous sentence. Volumes of Line Pack Product in the Storage Pipeline System provided by Buyer pursuant to Section 8.1 shall be, at the Buyer's discretion, (y) withdrawn from the Storage Pipeline System and delivered by Seller to Buyer or
(z) sold to Seller at a price mutually agreed upon by the Parties.

                                   ARTICLE 10
                         REPRESENTATIONS AND WARRANTIES

         As a material inducement to the agreement of the other Party to enter into this Agreement, each Party, with respect to itself, hereby represents and warrants to the other Party as follows:

                  (a) There are no suits, proceedings, judgments, rulings, or orders by or before any court or any governmental authority to which it is a party or is otherwise bound that materially and adversely affect its ability to perform this Agreement or, to its knowledge, the rights of the other Party under this Agreement;

                  (b) It is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation, and is duly qualified to conduct its business in each jurisdiction in which it is required to be so qualified, and it has the legal right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, and all regulatory authorizations have been maintained as necessary for it to legally perform its obligations hereunder;

                  (c) Entering into this Agreement and performing its obligations hereunder are within its corporate or partnership powers, have been duly authorized by all necessary corporate or partnership action on its part, and do not and will not violate any provision


-------------
[*****] Indicates that material has been omitted and confidential treatment requested therefore. All such material has been filed separately with the Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

         of law or any rule, regulation, order, writ, judgment, decree, or other determination presently in effect applicable to it or to its charter and other governing documents;

                  (d) This Agreement constitutes a legal, valid, and binding act and obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, and other laws affecting creditors' rights generally, and with regard to equitable remedies, to the discretion of the court before which proceedings to obtain such remedies may be pending;

                  (e) There are no bankruptcy, insolvency, reorganization, receivership, or other arrangement proceedings pending or being contemplated by it, or to its knowledge, threatened against it; and

                  (f) It is not in a disparate bargaining position with the other Party.

                                   ARTICLE 11
                     BILLING, PAYMENT AND EVENTS OF DEFAULT

         11.1 Billing. Seller shall on or before the 12th Day of each Month, submit to Buyer a statement showing the following information with regard to the storage capacity and related services provided in the prior Month:

                  (a) the amounts due for the Month from Buyer for fees assessed in accordance with Article 3;

                  (b) the number of Barrels of each Product received by Seller from Buyer at the Receipt Point(s) during the Month for each Storage Well;

                  (c) the number of Barrels of Product delivered by Seller to or on behalf of Buyer at the Delivery Point(s) during the Month from each Storage Well;

                  (d) the number of Barrels of each Product comprising the Buyer's Product Storage Account at the beginning and at the end of the Month;

                  (e) the amount of any adjustment applicable to any Month prior to the Billing Month; and

                  (f) the amount payable by Buyer to Seller hereunder, and for any taxes or other charges that are payable by Buyer pursuant to
         Article 12 but that have been paid by Seller.

         11.2 Payment. Buyer shall pay, or cause to be paid, to Seller to an account to be designated in writing by Seller from time to time, the amount shown as due in the statement described in Section 11.1 above, on or before the fifth day (or first Business Day following such fifth day if such day does not fall on a Business Day) of the subsequent Month of such statement.

         11.3 Interest. In addition to all other remedies available to Seller, should Buyer fail to pay any amount due Seller when the same is due, interest thereon shall accrue at the Interest Rate, from the date when such amount is due until the same is paid.

         11.4 Events of Default. An event of default ("Event of Default") with respect to a Party (the "Defaulting Party") shall mean any of the following: (i) the failure of Defaulting Party to pay when due any required payment under this Agreement and such failure is not remedied within 5 days after written notice thereof; (ii) the failure of the Defaulting Party to comply with its other respective obligations under this Agreement and such failure continues uncured for 30 days (10 days, however, with respect to Seller's obligation to receive and deliver Products hereunder) after written notice thereof; (iii) the Defaulting Party shall be subject to a Bankruptcy Proceeding; (iv) any representation or warranty made by a Party under this Agreement shall prove to be untrue or misleading in any material respect when made or repeated or deemed to have been made or repeated; (v) with respect to Seller, the Seller Guarantor shall give notice to revoke or revoke the Seller Guaranty or challenge the Seller Guaranty, the Seller Guaranty shall cease to be in full force and effect, the Seller Guarantor shall breach its obligations under the Seller Guaranty, the Seller Guarantor shall be subject to a Bankruptcy Proceeding, or any representation or warranty made by the Seller Guarantor in the Seller Guaranty shall prove to be untrue or misleading in any material respect when made or repeated or deemed to have been made or repeated; (vi) with respect to Buyer, the Buyer Guarantor shall give notice to revoke or revoke the Buyer Guaranty or challenge the Buyer Guaranty, the Buyer Guaranty shall cease to be in full force and effect, the Buyer Guarantor shall breach its obligations under the Buyer Guaranty, the Buyer Guarantor shall be subject to a Bankruptcy Proceeding, or any representation or warranty made by the Buyer Guarantor in the Buyer Guaranty shall prove to be untrue or misleading in any material respect when made or repeated or deemed to have been made or repeated; (vii) with respect to Seller, any default, event of default, termination event, or other similar condition or event (however described) shall occur or exist under any Transaction Agreement (as such term is defined in the Toll Conversion Agreement) with respect to Seller or the Seller Guarantor provided that any applicable grace or cure periods have expired, or (viii) with respect to Buyer, any default, event of default, termination event, or other similar condition or event (however described) shall occur or exist under any such Transaction Agreement with respect to Buyer or Buyer Guarantor, provided that any applicable grace or cure periods have expired.

         Upon the occurrence and during the continuation of an Event of Default as to the Defaulting Party, the other Party (the "Non-Defaulting Party") may, in its sole discretion, (a) accelerate and liquidate the Parties' respective obligations under this Agreement by establishing, and notifying the Defaulting Party of, an early termination date (which shall be no earlier than the date of such notice) on which this Agreement shall terminate ("Early Termination Date"),
(b) withhold any payments due to the Defaulting Party until such Event of Default is cured, or (c) set off against any amounts due to the Defaulting Party any or all amounts which the Defaulting Party owes to the Non-Defaulting Party (without prejudice and in addition to any right of setoff, combination of accounts, lien, or other right to which the Non-Defaulting Party is at any time otherwise entitled (whether by operation of law, contract, or otherwise)). If notice of an Early Termination Date is given under this Section 11.4, the Early Termination Date will occur on the designated date, whether or not the relevant Event(s) of Default is then continuing. Any rights of a Non-Defaulting Party under this Section 11.4 shall be in addition to such Non-Defaulting Party's other rights under this Agreement, at law or in equity.

         11.5 Accounting Adjustment of Billing Errors. If the Parties discover any overcharge as a result of Metering Equipment inaccuracy or otherwise and the invoice therefor has been paid, the Party which received the overpayment shall pay to the other within thirty (30) Days after the final determination thereof, the amount which it was overpaid; provided, however, that no retroactive adjustment shall be made beyond a period of twenty-four (24) Months following the date of such overpayment unless such retroactive adjustment is made necessary by measurement or allocation adjustments instigated by the Transporting Pipeline, in which case, such twenty-four (24) Month limitation shall not apply.

         11.6 Audit Rights. Each Party (which may act through its representatives) has the right, at its sole expense during normal working hours and upon reasonable advance notice, to have the Storage Wells measured and to examine the records of the other Party to the extent reasonably necessary to verify the accuracy of any statement, charge, or computation made pursuant to this Agreement. If requested, a Party shall provide to the other Party all inventory, storage, transportation, withdrawal, injection and other operational reports and all statements for the two-year period preceding the audit date evidencing the quantities of Products stored or transported within the Storage Facilities, including all reports indicating unused storage capacity in each of the Storage Wells. If any such examination reveals any inaccuracy in any statement or report provided to Buyer, the necessary adjustments in such statements and the payments thereof will be promptly made and shall bear interest calculated at the Interest Rate from the date the overpayment or underpayment was made until paid; provided, however, that no adjustment for any statement or payment will be made unless objection to the accuracy thereof was made prior to the lapse of two years from the rendition thereof; and provided further, that for the purpose of such statement and payment objections, this Section will survive any termination of this Agreement.

         11.7 Credit Support. If at any time the Seller Guarantor has an Unacceptable Credit Rating or no Credit Rating, then within five (5) days after the occurrence of such circumstance and as long as such circumstance shall exist, at Buyer's request, Seller shall cause to be issued and maintained for the benefit of Buyer an irrevocable letter of credit in an amount reasonably requested by Buyer not to exceed $[*****], having an effective period of one year and automatically renewable at the end of each one year period until the end of the term of this Agreement, issued by a bank reasonably acceptable to the Buyer, and otherwise having terms and conditions reasonably acceptable to Buyer. The letter of credit may be drawn upon by Buyer if Seller fails to pay any amount owed to Buyer hereunder. In the event the letter of credit is drawn to satisfy any of Seller's obligations, Seller shall promptly, but in no event more than five (5) days following the date that the letter of credit is drawn, restore the letter of credit to its original amount. The letter of credit may be drawn upon in part or in full by Buyer if Seller fails to maintain the letter of credit as required or Seller fails to renew the letter of credit at least twenty
(20) days prior to its expiration, in which case Buyer may hold the proceeds thereof for application from time to time for the obligations of Seller under this Agreement until the letter of credit is restored, in each case without limiting Seller's obligation to maintain the letter of credit as required or any Event of Default applicable thereto.

-------------
[*****] Indicates that material has been omitted and confidential treatment requested therefore. All such material has been filed separately with the Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

         If at any time the Buyer Guarantor has an Unacceptable Buyer Credit Rating or no Credit Rating, then within five (5) days after the occurrence of such circumstance and as long as such circumstance shall exist, at Seller's request, Buyer shall cause to be issued and maintained for the benefit of Seller an irrevocable letter of credit in an amount reasonably requested by Seller having an effective period of one year, issued by a bank reasonably acceptable to Seller, and otherwise having terms and conditions reasonably acceptable to Seller. The letter of credit may be drawn upon by Seller if Buyer fails to pay any amount owed to Seller hereunder. In the event the letter of credit is drawn to satisfy any of Buyer's obligations, Buyer shall promptly, but in no event more than five (5) days following the date that the letter of credit is drawn, restore the letter of credit to its original amount. The letter of credit may be drawn upon in part or in full by Seller if Buyer fails to maintain the letter of credit as required or Buyer fails to renew the letter of credit at least twenty
(20) days prior to its expiration, in which case Seller may hold the proceeds thereof for application from time to time for the obligations of Buyer under this Agreement until the letter of credit is restored, in each case without limiting Buyer's obligation to maintain the letter of credit as required or any Event of Default applicable thereto.

                                   ARTICLE 12
                                      TAXES

     All taxes, duties, and similar governmental charges (other than income and franchise taxes) related to this Agreement, the Storage Facilities, and the storage of Products hereunder shall be paid by Seller; provided, that Buyer agrees to render, negotiate, and pay directly to the taxing authorities all ad valorem taxes assessed on Buyer's Products and Line Pack Product owned by Buyer. Each Party shall be responsible for the payment of income and franchise taxes imposed on it. Seller shall invoice Buyer for any taxes paid by Seller but for which Buyer is responsible hereunder in accordance with Section 11.1, and Buyer shall pay such amounts in accordance with such section. Seller shall pay to Buyer any amounts paid by Buyer for taxes for which Seller is responsible hereunder within ten (10) Business Days of Seller's receipt of notice of such applicable amounts from Buyer.

                                   ARTICLE 13
                              INSURANCE, LIABILITY

         13.1 Insurance. Each Party shall be responsible for providing its own insurance coverage with respect to the Products (in the case of Buyer) and the Storage Facilities (in the case of Seller) consistent with prudent industry practice.

         13.2 Seller Liability. Subject to the provisions of Article 14 and
Section 13.3 hereof, Seller shall be liable for and agrees to indemnify, defend and save Buyer harmless from and against all claims, demands, suits, actions, debts, accounts, damages, costs, losses, liabilities, and expenses of any kind and however made or incurred, arising out of any misrepresentation by Seller, the failure by Seller to perform any covenant, obligation or requirement under this Agreement or the negligent or willful acts or omissions of Seller; PROVIDED, HOWEVER, THAT IN NO EVENT SHALL SELLER BE LIABLE TO BUYER FOR ANY SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL CLAIMS OF ANY CHARACTER, INCLUDING WITHOUT LIMITATION, LOSS OF USE, LOST PROFITS OR

REVENUES (OTHER THAN LOST PROFITS SUFFERED BY BUYER AND RELATED COSTS INCURRED BY BUYER TO PHYSICALLY REPLACE PRODUCT NOT DELIVERED BY SELLER HEREUNDER AND FOR WHICH SELLER HAS AN OBLIGATION TO DELIVER HEREUNDER), COST OF CAPITAL, CANCELLATION OF PERMITS, OR TERMINATION OF CONTRACTS, ADDITIONAL OUT-OF-POCKET EXPENSES INCURRED BY BUYER, TORT OR CONTRACT CLAIMS OTHER THAN CONTRACT CLAIMS ARISING OUT OF THIS AGREEMENT, CONSEQUENTIAL PROPERTY DAMAGES SUFFERED BY BUYER, AND IRRESPECTIVE OF WHETHER CLAIMS FOR SUCH DAMAGES ARE BASED UPON CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY, OR OTHERWISE.

         13.3 Buyer Liability. Subject to the provisions of Article 14 and
Section 13.2, Buyer shall be liable for and agrees to indemnify and save Seller harmless from and against any and all claims, demands, suits, actions, debts, accounts, damages, costs, losses, liabilities, and expenses of any kind and however, made or incurred, arising out of any misrepresentation by Buyer, the failure by Buyer to perform any covenant, obligation or requirement under this Agreement or the negligent or willful acts or omissions of Buyer; PROVIDED, HOWEVER, THAT IN NO EVENT SHALL BUYER BE LIABLE TO SELLER FOR ANY SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL CLAIMS OF ANY CHARACTER INCLUDING WITHOUT LIMITATION, LOSS OF USE, LOST PROFITS OR REVENUES, COST OF CAPITAL, CANCELLATION OF PERMITS, OR TERMINATION OF CONTRACTS, ADDITIONAL OUT-OF-POCKET EXPENSES INCURRED BY SELLER, TORT OR CONTRACT CLAIMS OTHER THAN CONTRACT CLAIMS ARISING OUT OF THIS AGREEMENT, CONSEQUENTIAL PROPERTY DAMAGES SUFFERED BY SELLER, AND IRRESPECTIVE OF WHETHER CLAIMS FOR SUCH DAMAGES ARE BASED UPON CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY, OR OTHERWISE.

                                   ARTICLE 14
                                  FORCE MAJEURE

         14.1 Definition. An event of "Force Majeure" shall mean a restraint on Seller's performance of one or more of its obligations under this Agreement ("Obligation" or "Obligations") resulting from a cause not within the control of Seller (including, but not limited to, acts of God, acts of negligence or willful misconduct of third parties, whether or not under the control, contract, or supervision of Seller) and which, by the exercise of generally acceptable industry standards, the Seller was unable to prevent.

         14.2 Suspension. If, due to an event of Force Majeure, Seller is unable to perform any Obligation in whole or in part, it shall be entitled, unless otherwise provided to the contrary in this Agreement, to claim suspension of that Obligation to the extent of and for the duration of the event of Force Majeure; provided, however, that Seller gives written notice to Buyer, setting out the details of such Force Majeure event and its expected duration (if known) as soon as reasonably possible after the commencement of the event of Force Majeure.

         14.3 Mitigation. When Seller has claimed suspension of an Obligation under Section 14.2, Seller shall be relieved of its commitment to perform that Obligation to the extent and for the period that the event of Force Majeure restrains Seller's performance of that Obligation, provided, however, that:

                  (a) Seller effects those measures that are commercially reasonable under the circumstances to mitigate the cause of and effect of Force Majeure;

                  (b) Seller recommences performance of such Obligation to the extent reasonably possible during the cessation of and upon the conclusion of the event of Force Majeure; and

                  (c) as soon as reasonably possible after the conclusion of the event of Force Majeure, Seller gives notice to Buyer of the date of such conclusion.

         14.4 Labor Disputes. Notwithstanding any other provision hereof, the settlement of a strike, lockout, or other industrial disturbance shall be entirely within the discretion of the Seller.

         14.5 Dependent Obligations. If pursuant to the provisions of Section 14.2, an Obligation of Seller is suspended in whole or in part, the obligations of Buyer shall also be suspended if and to the extent that such obligations of Buyer hereunder are dependent upon or are a consequence of the performance of that suspended Obligation of Seller; provided, however, such obligations shall not be suspended as to either Party's payment obligations with respect to amounts accrued hereunder prior to the event of Force Majeure.

         14.6 Demand Charges. It is expressly understood and agreed that if and for so long as Seller is unable due to an event of Force Majeure to fully perform its Obligations for a period of ten (10) consecutive Days in response to a nomination for injection or withdrawal of Product properly made by Buyer hereunder, then for so long as and to the extent that Seller is so restrained, the Storage Purchase Fee and the Throughput Fee payable by Buyer shall be reduced proportionately.

         14.7 Exclusions. Seller shall not be entitled to the benefit of the provisions of Force Majeure hereunder if any or all of the following circumstances prevail: (i) the failure resulting in an event of Force Majeure was caused by the gross negligence or willful misconduct of Seller; (ii) the failure was caused or extended by Seller where Seller failed to remedy the event by making all reasonable efforts (short of litigation, if such remedy would require litigation); or (iii) the failure was caused by lack of funds.

         14.8 Force Majeure Termination. If a Force Majeure shall continue for 6 Months and, as a result of such Force Majeure, Buyer is precluded from delivering and/or withdrawing a volume of Product greater than 50% of Buyer's Allotted Storage Capacity, Buyer shall have the right to terminate this Agreement upon ten (10) days prior written notice to Seller. Upon the effective date of such termination, no further fees or charges shall be due hereunder and no termination fee shall be payable. Seller shall deliver to Buyer all Products of Buyer held in the Storage Wells as soon as prudent operating conditions allow and at no cost or charge to Buyer.

                                   ARTICLE 15
                                     NOTICES

         All notices, requests, statements, or payments under this Agreement shall be made to the addresses specified set forth below. Unless expressly provided otherwise, notices shall be in writing and delivered by letter, facsimile, or other documentary form. Notice by facsimile or hand delivery shall be deemed to have been received by the close of the Business Day on which it was transmitted or hand delivered (unless transmitted or hand delivered after the close of the Business Day, in which case it shall be deemed received at the close of the next Business Day). Notice by overnight mail or overnight courier shall be deemed to have been received one Business Day after it was sent. A Party may change its address by providing notice thereof in accordance with this Section.

         If to Buyer:

                  Enron Gas Liquids, Inc.
                  Attention:        Operations Manager
                  1400 Smith Street
                  Houston, Texas 77002
                  Phone:            713-853-6461
                  Fax:              713-853-9169


         With a copy to:

                  Enron Global Markets LLC
                  Attention: Vice President & General Counsel
                  1400 Smith Street
                  Houston, Texas 77002
                  Fax: 713-646-3490

         If to Seller:

                  EOTT Energy Liquids, L.P.
                  Attention:        Vice President & General Counsel
                  By courier:       2000 W. Sam Houston Parkway S., Suite 400
                                    Houston, Texas 77042
                  By mail:          P.O. Box 4666
                                    Houston, Texas 77210-4666
                  Phone:            713-993-5027
                  Fax:              713-993-5813

                                   ARTICLE 16
                                  MISCELLANEOUS

         16.1 Assignment. The rights and obligations of either Party under this Agreement may be assigned and delegated only with the prior written consent of the other Party. No delegation of obligations hereunder shall be effective unless the entity assuming the obligations agrees in writing to be bound by the terms and conditions hereof. Notwithstanding the foregoing, (a) the rights and obligations of Buyer under this Agreement may be assigned and delegated to any subsidiary, Affiliate, or entity directly or indirectly controlled by or under the direction or management of or formed for the purposes of a financing transaction by a subsidiary or Affiliate of Enron Corp. or to any entity purchasing all or substantially all of the assets of the Seller, in each case without the prior written consent of the Seller, provided, however, that the obligations of Buyer shall be not be released unless the entity assuming the obligations has the financial capacity to perform under this Agreement or such assignee provides a guaranty by a financially responsible party upon substantially the same terms and conditions as the Buyer Guaranty and (b) the rights and obligations of Seller under this Agreement may be assigned and delegated to any wholly owned subsidiary of the Seller or the Seller Guarantor, in either case without the prior written consent of the Buyer. All covenants, terms, conditions, and provisions of this Agreement shall be binding upon the Parties hereto and shall extend to and be binding upon the successors and permitted assigns of the Parties hereto. Without assigning any rights and obligations hereunder, Buyer shall have the right to contract with third parties for the sale and purchase of all or any portion of the storage capacity purchased and sold hereunder.

         16.2 Arbitration. ANY AND ALL DISPUTES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING ANY QUESTION REGARDING ITS EXISTENCE, VALIDITY, OR TERMINATION, SHALL BE RESOLVED BY BINDING ARBITRATION GOVERNED BY THE FEDERAL ARBITRATION ACT AND CONDUCTED IN ACCORDANCE WITH THE AMERICAN ARBITRATION ASSOCIATION COMMERCIAL ARBITRATION RULES ("RULES"), WHICH RULES ARE DEEMED TO BE INCORPORATED BY REFERENCE INTO THIS CLAUSE. THE NUMBER OF ARBITRATORS SHALL BE THREE, EACH PARTY HAVING THE RIGHT TO APPOINT ONE ARBITRATOR, WHO SHALL TOGETHER APPOINT A THIRD NEUTRAL ARBITRATOR WITH AT LEAST FIVE YEARS EXPERIENCE IN THE INDUSTRY WITHIN 30 DAYS IN ACCORDANCE WITH THE RULES. THE LOCATION OF ARBITRATION HEARINGS SHALL ALTERNATE BETWEEN THE OFFICES OF BUYER AND SELLER, THE FIRST BEING HELD AT SELLER'S OFFICES. THE PARTIES HEREBY EXPRESSLY WAIVE ANY RIGHT OF APPEAL TO ANY COURT. THERE WILL BE NO WRITTEN TRANSCRIPT OR RECORD OF THE ARBITRATION PROCEEDING. THE ARBITRATORS WILL ONLY MAKE THEIR AWARD AND WILL NOT RENDER A WRITTEN OPINION EXPLAINING THEIR AWARD. IT IS EXPRESSLY AGREED THAT THE ARBITRATORS SHALL HAVE NO AUTHORITY TO AWARD ATTORNEY'S FEES (EXCEPT FOR LEGAL COSTS EXPRESSLY PROVIDED FOR HEREIN), OR CONSEQUENTIAL, SPECIAL, INDIRECT, TREBLE, EXEMPLARY OR

PUNITIVE DAMAGES OF ANY TYPE, THE PARTIES HEREBY WAIVING THEIR RIGHTS, IF ANY, TO RECOVER ATTORNEY'S FEES (EXCEPT FOR LEGAL COSTS EXPRESSLY PROVIDED FOR HEREIN) AND CONSEQUENTIAL, SPECIAL, INDIRECT, TREBLE, EXEMPLARY AND PUNITIVE DAMAGES WITH RESPECT TO THIS AGREEMENT. ALL OF THE ARBITRATORS' ORDERS AND DECISIONS MAY BE ENFORCEABLE IN, AND JUDGMENT UPON ANY AWARD RENDERED IN THE ARBITRATION PROCEEDING MAY BE CONFIRMED AND ENTERED BY ANY COURT HAVING PROPER JURISDICTION. THE PARTIES AGREE THAT ALL ARBITRATION PROCEEDINGS CONDUCTED HEREUNDER AND THE DECISION OF THE ARBITRATORS SHALL BE KEPT CONFIDENTIAL AND NOT DISCLOSED, EXCEPT TO A PARTY'S AFFILIATES, ACCOUNTANTS, AND LAWYERS AND AS REQUIRED BY LAW.

         16.3 Choice of Law. This Agreement shall be governed by, and construed, enforced, and performed in accordance with Texas law without regard to its principles on conflicts of law which would select another law.

         16.4 Entire Agreement; Amendments; Interpretation. This Agreement including the Exhibits hereto constitute the entire agreement between the Parties relating to the subject matter contemplated by this Agreement and supersedes any prior or contemporaneous agreements or representations affecting the same subject matter. No amendment, modification, or change to this Agreement shall be enforceable unless reduced to a writing executed by the Party against whom such amendment, modification, or change is sought to be enforced. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be used in interpretation of this Agreement.

         16.5 Counterparts; Severability; Survival. This Agreement may be executed in several counterparts, each of which is an original and all of which constitute one and the same instrument. Except as may otherwise be stated herein, any provision or Section hereof that is declared or rendered unlawful by any applicable court of law or regulatory agency, or deemed unlawful because of a statutory change, will not otherwise affect the lawful obligations that arise under this Agreement. If any provision of this Agreement is declared unlawful, the Parties will promptly renegotiate to restore this Agreement as near as possible to its original intent and effect. All indemnities and audit rights shall survive the termination of this Agreement in full for a period of two years.

         16.6 Non-Waiver; Duty to Mitigate; No Partnership or Third Party Beneficiaries. No waiver by any Party of any its rights with respect to the other Party or with respect to any matter or default arising in connection with this Agreement shall be construed as a waiver of any subsequent right, matter, or default whether of a like kind or different nature. Any waiver shall be in writing signed by the waiving Party. Each Party agrees that it has a duty to mitigate damages. Except as provided in Section 9.3, nothing contained in this Agreement shall be construed or constitute any Party as the employee, agent, partner, joint venturer, or contractor of any other Party. This Agreement is made and entered into for the sole protection and legal benefit of the Parties, and their permitted successors and assigns, and no other person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement.

         16.7 Further Assurances. Each of the Parties to this Agreement shall provide such data and information, execute and deliver such further documents and instruments, give such further assurances and perform such acts as may be reasonably required by the other Party to this Agreement in order to carry out the purposes, intentions, and provisions of this Agreement.



                           [Signature Page to Follow]

[Note: Asterisks denote material omitted that has been separately filed with the SEC pursuant to a request for confidential treatment.]


         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in multiple originals as of the first date written above.



                                       BUYER

                                       ENRON GAS LIQUIDS, INC.


                                       By:  /s/ JOHN NOWLAN
                                          --------------------------------------
                                       Name:    John Nowlan
                                            ------------------------------------
                                       Title:   Vice President
                                             -----------------------------------


                                       SELLER

                                       EOTT ENERGY LIQUIDS, L.P.


                                       By: EOTT ENERGY GENERAL PARTNER, L.L.C.,
                                           its General Partner


                                       By:  /s/ DANA R. GIBBS
                                          --------------------------------------
                                       Name:    Dana R. Gibbs
                                            ------------------------------------
                                       Title:   President & COO
                                             -----------------------------------

                                   APPENDIX I
                                   DEFINITIONS



         "ADDITIONAL ALLOTTED STORAGE CAPACITY" means with respect to each Storage Well the volume of storage capacity set forth in the corresponding column on Exhibit B-1 hereto.

         "AFFILIATE" means, in relation to any Party or entity, any entity controlled, directly or indirectly, by such Party or entity, by a subsidiary of such Party or entity, or by such Party's or entity, or by such Party's or entity's parent. For this purpose, "control" of any entity or Party means ownership of a majority of the voting power of such entity or Party.

         "AGREEMENT" has the meaning in the preamble hereto.

         "ALLOTTED STORAGE CAPACITY" means with respect to each Storage Well the volume of storage capacity set forth in the corresponding column on Exhibit B-1 hereto.

         "ANCILLARY PIPELINES" means (i) the three pipelines extending from the Storage Wells to the MTBE Plant for transportation of ethane, normal butane, natural gasoline and isobutane and (ii) the two pipelines extending south out of the MTBE Plant for transportation of ethane, natural gasoline, iso-butane, and propane/propylene mix.

         "AVAILABLE STORAGE CAPACITY" means with respect to each Storage Well the volume of storage capacity set forth in the corresponding column on Exhibit B-1 hereto.

         "BANKRUPTCY PROCEEDING" means with respect to a Party or entity, such Party or entity (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iv) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation; (v) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official for it or for all or substantially all its assets; (vii) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration, or other legal process levied, enforced, or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed, or restrained, in each case within thirty (30) days thereafter; (viii) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses
(i) to (vii) (inclusive); or (ix) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.




                                 Definitions-22

         "BARREL" means 42 Gallons.

         "BUSINESS DAY" means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the state of Texas are closed.

         "BUYER GUARANTOR" means Enron Corp.

         "BUYER GUARANTY" means the Guaranty dated as of June 29, 2001, made by Buyer Guarantor in favor of the Seller guaranteeing the obligations of Buyer under this Agreement and the Toll Conversion Agreement.

         "CONTRACT YEAR" means each twelve month period during the Term which begins on the Effective Date or an anniversary date of the Effective Date, as applicable.

         "DAY" means a period of 24 consecutive hours commencing at 8:00 a.m., local time.

         "DEFAULTING PARTY" has the meaning set forth in Section 11.4.

         "DELIVERY POINT(s)" means the points on the Storage Pipeline System specified in Section 5.2 at which Seller shall tender Product withdrawn from the Storage Wells to Buyer.

         "EARLY TERMINATION DATE" has the meaning set forth in Section 11.4.

         "EFFECTIVE DATE" means the date of this Agreement.

         "EVENT OF DEFAULT" has the meaning set forth in Section 11.4.

         "EXCESS BARGE THROUGHPUT" means, for each Contract Year, the number of Gallons by which (a) the sum of the quantity of (i) Products received into the Storage Facilities by barge and (ii) Products delivered from the Storage Facilities by barge at Buyer's request pursuant to this Agreement exceeds (b) 383,250,000 Gallons for such Contract Year.

         "EXCESS BARGE THROUGHPUT FEE" means the fee, if any, equal to the product of $.0075 per Gallon and the Excess Barge Throughput for barge receipts and deliveries.

         "EXCESS PIPELINE THROUGHPUT" means, for each Contract Year, the number of Barrels by which (a) the sum of the quantity of (i) Products received into the Storage Facilities through pipelines and (ii) Products delivered from the Storage Facilities through pipelines at Buyer's request pursuant to this Agreement exceeds (b) 40,000,000 Barrels for such Contract Year.

         "EXCESS PIPELINE THROUGHPUT FEE" means the fee, if any, equal to the product of $.02 per Barrel and the Excess Pipeline Throughput for pipeline receipts and deliveries.

         "EXCESS RAIL THROUGHPUT" means, for each Contract Year, the number of Gallons by which (a) the sum of the quantity of (i) Products received into the Storage Facilities by rail and (ii) Products delivered from the Storage Facilities by rail at Buyer's request pursuant to this Agreement exceeds (b) 1,533,000 Gallons for such Contract Year.

                                 Definitions-23

         "EXCESS RAIL THROUGHPUT FEE" means the fee, if any, equal to the product of $.005 per Gallon and the Excess Rail Throughput for rail receipts and deliveries.

         "EXCESS THROUGHPUT FEE" means the sum of the Excess Barge Throughput Fee, Excess Pipeline Throughput Fee, Excess Rail Throughput Fee, and Excess Truck Throughput Fee.

         "EXCESS TRUCK THROUGHPUT" means, for each Contract Year, the number of Gallons by which (a) the sum of the quantity of (i) Products received into the Storage Facilities by truck and (ii) Products delivered from the Storage Facilities by truck at Buyer's request pursuant to this Agreement exceeds (b) 15,330,000 Gallons for such Contract Year.

         "EXCESS TRUCK THROUGHPUT FEE" means the fee, if any, equal to the product of $.0075 per Gallon and the Excess Truck Throughput for truck receipts and deliveries.

         "EXTENDED TERM STORAGE PURCHASE FEE" has the meaning set forth in
Section 9.3 above.

         "FIRM BASIS" means that injections and withdrawals of Product into or out of the Storage Wells during the term of this Agreement shall not be subject to interruption, curtailment or suspension by Seller for any reason other than Force Majeure and as otherwise provided in this Agreement.

         "GALLON" means one (1) U.S. gallon.

         "GOOD FAITH" means honesty in fact and the observance of reasonable commercial standards of fair dealing in the trade.

         "INTEREST RATE" means, for any date, the per annum rate of interest equal to the prime lending rate as may from time to time be published in the Wall Street Journal under "Money Rates" plus two percent (2.00%); provided the Interest Rate shall never exceed the maximum rate allowed by applicable law.

         "LINE PACK PRODUCT" means volumes of product maintained in the Storage Pipeline System at all times in order to maintain pressure and uninterrupted flow for transportation of Product through the Storage Pipeline System.

         "MAXIMUM DAILY INJECTION QUANTITY" means the aggregate maximum quantity of Product that Buyer may nominate and deliver and Seller shall receive at the Receipt Point(s) for injection into the Storage Facilities each Day at constant hourly rates of flow over the course of such Day consistent with (i) the overall capacity of the Storage Facilities, (ii) the capacity of each Storage Well and
(iii) customary industry practice and historical operating practices at the Storage Facilities.

         "MAXIMUM DAILY WITHDRAWAL QUANTITY" means the aggregate maximum quantity of Product that Buyer may nominate and that Seller will withdraw from the Storage Facilities and tender to Buyer at the Delivery Point(s) each Day at constant hourly rates of flow over the course of such Day consistent with (i) the overall capacity of the Storage Facilities, (ii) the capacity of




                                 Definitions-24
each Storage Well and (iii) customary industry practice and historical operating practices at the Storage Facilities.

         "METERING EQUIPMENT" has the meaning set forth in Section 7.5.

         "MONTH" means a period of one calendar Month commencing at 8:00 a.m., local time, on the first Day of a calendar Month and ending at 8:00 a.m. on the first Day of the following calendar Month.

         "MTBE PLANT" means Seller's facility adjacent to the Houston Ship Channel in LaPorte and Morgan's Point, Texas.

         "NOMINATION PROCEDURES" has the meaning set forth in Article 4 above.

         "NON-DEFAULTING PARTY" has the meaning set forth in Section 11.4.

         "OBLIGATION has the meaning set forth in Section 14 above.

         "PARTY" OR "PARTIES" refers to the parties to this Agreement, individually and collectively as the context indicates.

         "PRODUCT" OR "PRODUCTS", as applicable, means ethane, propane, normal-butane, iso-butane, natural gasoline, propylene, other liquified petroleum gas mixtures and brine meeting the specifications as set forth on Exhibit D hereto for such product.

         "PRODUCT STORAGE ACCOUNT" means the quantity of each Product in each Storage Well designated for Buyer's account.

         "QUARTERLY EXCESS BARGE THROUGHPUT" means, for each quarter for each Contract Year, the number of Gallons by which the (a) the sum of the quantity of
(i) Products received by barge into the Storage Facilities and (ii) Products delivered by barge from the Storage Facilities at Buyer's request pursuant to this Agreement exceeds (b) 95,812,500 Gallons for such quarter of such Contract Year.

         "QUARTERLY EXCESS BARGE THROUGHPUT FEE" means the fee, if any, equal to the product of $.0075 per Gallon and the Quarterly Excess Barge Throughput for barge receipts and deliveries.

         "QUARTERLY EXCESS PIPELINE THROUGHPUT" means, for each quarter of each Contract Year, the number of Barrels by which the (a) the sum of the quantity of
(i) Products received through pipelines into the Storage Facilities and (ii) Products delivered through pipelines from the Storage Facilities at Buyer's request pursuant to this Agreement exceeds (b) 10,000,000 Barrels for such quarter of such Contract Year.

         "QUARTERLY EXCESS PIPELINE THROUGHPUT FEE" means the fee, if any, equal to the product of $.02 per Barrel and the Quarterly Excess Pipeline Throughput for pipeline receipts and deliveries.




                                 Definitions-25

         "QUARTERLY EXCESS RAIL THROUGHPUT" means, for each quarter for each Contract Year, the number of Gallons by which the (a) the sum of the quantity of
(i) Products received by rail into the Storage Facilities and (ii) Products delivered by rail from the Storage Facilities at Buyer's request pursuant to this Agreement exceeds (b) 383,250 Gallons for such quarter of such Contract Year.

         "QUARTERLY EXCESS RAIL THROUGHPUT FEE" means the fee, if any, equal to the product of $.005 per Gallon and the Quarterly Excess Rail Throughput for rail receipts and deliveries.

         "QUARTERLY EXCESS THROUGHPUT FEE" means the sum of the Quarterly Excess Barge Throughput Fee, Quarterly Excess Pipeline Throughput Fee, Quarterly Excess Rail Throughput Fee, and Quarterly Excess Truck Throughput Fee.

         "QUARTERLY EXCESS TRUCK THROUGHPUT" means, for each quarter for each Contract Year, the number of Gallons by which the (a) the sum of the quantity of
(i) Products received by truck into the Storage Facilities and (ii) Products delivered by truck from the Storage Facilities at Buyer's request pursuant to this Agreement exceeds (b) 3,832,500 Gallons for such quarter of such Contract Year.

         "QUARTERLY EXCESS TRUCK THROUGHPUT FEE" means the fee, if any, equal to the product of $.0075 per Gallon and the Quarterly Excess Truck Throughput for truck receipts and deliveries.

         "RECEIPT POINT(s)" means the points on the Storage Pipeline System specified in Section 5.1 at which Seller shall receive Product from Buyer for injection into the Storage Wells.

         "SELLER GUARANTOR" means EOTT Energy Operating Limited Partnership.

         "SELLER GUARANTY" means the Guaranty dated as of June 29, 2001, made by the Seller Guarantor in favor of Buyer guaranteeing the obligations of Seller under this Agreement and the Toll Conversion Agreement.

         "STORAGE FACILITIES" means the Storage Wells and the Storage Pipeline Systems.

         "STORAGE PIPELINE SYSTEM" means the pipeline system, including the Ancillary Pipelines and all loading and unloading facilities for trucks, tank cars, barges and other vessels, for transporting Product interconnecting the Storage Wells, the Transporting Pipelines, the MTBE Plant, and as otherwise delineated in Exhibit A, together with all associated equipment.

         "STORAGE PURCHASE FEE" means the annual fee as defined and determined pursuant to Section 3.1 hereof.

         "STORAGE WELLS" means the ten (10) storage wells and related facilities owned and operated by Seller, together with the associated compressors, dehydrators and other surface equipment (hereinafter the "Surface Facilities"), all located in Mont Belvieu, Texas. As those additional storage wells listed in Exhibit B-2 are brought online at Seller's facilities associated with the Storage Facilities and become available for storage of Product, such storage wells will




                                 Definitions-26
be included as Storage Wells. Each Storage Well shall include, but not be limited to the following:

                  (i) A products storage well consisting of an existing brine well which is designed for LPG storage service and capable of providing storage capacity not less than the storage capacity for such Storage Well listed in Exhibit A hereto. Each such facility shall have ample capacity to deliver fresh water and/or brine to the respective Storage Well and to withdraw brine from the Storage Well.

                  (ii) Necessary wellhead valves and an industry standard emergency shutdown system.

                  (iii)  All brine and fresh water handling facilities.

                  (iv)   A fire protection system.

                  (v)    A products injection pump.

                  (vi) Miscellaneous pipe, fittings, and accessories to connect the pump station to the wellhead.

                  (vii)  Measurement facilities.

                  (viii) A liquids chromatograph.

         "TERM" means the period of time beginning on the Effective Date and ending on the Termination Date.

         "TERMINATION DATE" means the first to occur of (i) termination of this Agreement in accordance with Sections 8.3, or 14.8, (ii) the Early Termination Date and (iii) June 29, 2011.

         "THROUGHPUT FEE" means the annual fee as defined and determined pursuant to Section 3.2 hereof.

         "TRANSPORTING PIPELINE" means the pipeline that (a) delivers Product to the Receipt Point(s) for injection into the Storage Facilities for storage and/or (b) accepts Product withdrawn from the Storage Facilities at the Delivery Point(s), in accordance with this Agreement.

         "TOLL CONVERSION AGREEMENT" means the Toll Conversion Agreement dated June 29, 2001, by and between the Seller and the Buyer executed in connection herewith.

         "UNACCEPTABLE SELLER CREDIT RATING" means a Credit Rating of B+ or lower by Standard & Poor's and Bal or lower by Moody's.

          "UNACCEPTABLE BUYER CREDIT RATING" means a Credit Rating of BB+ or lower by Standard & Poor's and Bal or lower by Moody's.

                                 Definitions-27

         "YEAR" means a period of 365 consecutive Days, or 366 consecutive days if the intervening period contains a February 29, with the first Year commencing at 8:00 a.m. local time on the Effective Date, and with each subsequent Year commencing at 8:00 a.m. local time on the anniversary thereof.




                                 Definitions-28

                                    EXHIBIT A
                     DESCRIPTION OF STORAGE PIPELINE SYSTEM

The following along with associated equipment shall comprise the Storage Pipeline System:

MTBE Plant

         The MTBE Plant is located in Morgan's Point, Texas, which is approximately thirty miles east of Houston, Texas. The MTBE Plant consists of
(i) a dehydrogenation unit (the "Oleflex Unit"), (ii) a MTBE unit (the "MTBE Unit", and together with the Oleflex Unit the "Units"), (iii) a butane isomerization unit and (iv) various product handling facilities.

Mont Belvieu

         The Mont Belvieu facility is a natural gas liquids storage facility located at Mont Belvieu, Chamber's County, Texas, which is approximately sixteen miles from the MTBE Plant. The Mont Belvieu facility consists of ten active wells with a total capacity of nine million barrels. These facilities are connected by pipeline directly to the MTBE Plant and a variety of other end users throughout the Texas/Louisiana Gulf Coast region.

The Grid System

         The Grid System a pipeline system used for the transportation of natural gas liquids and other products from the Mont Belvieu Facility to the MTBE Plant, to other pipelines, as well as to refineries owned by Amoco Corp., Marathon Oil Co., Phibro Energy U.S.A. and Shell Oil Co.

Dock

The dock is located at Barbours Cut, adjacent to the Houston Container Port at the entrance of the Houston Ship Channel. The dock can provide a loading berth for barges up to 400 feet in length, 120 feet in beam and 15 feet in molded draft.

                                   EXHIBIT B-1
                     ITEMIZED INFORMATION FOR STORAGE WELLS


----------------------------------------------------------------------------------------------
                                                                                    Additional
                                          Available              Allotted            Allotted
  Storage                                  Storage               Storage             Storage
   Well            Product                Capacity               Capacity           Capacity
----------------------------------------------------------------------------------------------
     1             Y-Grade                 721,200               576,960              36,060

     2              BG Iso                 660,000               528,000              33,000

     3              Ethane                1,328,610             1,062,888             66,431

     4             Butylene               1,014,279              811,423              50,714

     5              Normal                1,115,619              892,495              55,781
                    Butane
     6             Gasoline               1,392,000             1,113,600             69,600

     7              SG Iso                1,570,000             1,256,000             78,500

     8             Gasoline               1,850,000             1,480,000             92,500

     9             Gasoline               1,330,000             1,064,000             66,500

    10              Normal                1,708,175             1,366,540             85,409
                    Butane

----------------------------------------------------------------------------------------------

o        ALL QUANTITIES LISTED ABOVE IN BARRELS.

                                   EXHIBIT B-2
                ITEMIZED INFORMATION FOR ADDITIONAL STORAGE WELLS

--------------------------------------------------------------------------------------
                                Available          Allotted       Additional Allotted
                                 Storage           Storage              Storage
Storage Well     Product        Capacity           Capacity             Capacity
--------------------------------------------------------------------------------------
     11            N/A           812,264            81,227              609,198

     12            N/A           659,215            65,922              494,412

     13            N/A           860,498            86,050              645,374

--------------------------------------------------------------------------------------

o        ALL QUANTITIES LISTED ABOVE IN BARRELS.

                                    EXHIBIT C
                           RECEIPT AND DELIVERY POINTS

DISTRIBUTION LINES:

    LINE        LINE SIZE    METER NUMBER        METER SIZE    USUAL SERVICE      CUSTODY TRANSFER
--------------------------------------------------------------------------------------------------------
1A                  6"       1AA & 1AB              2" & 3"    Normal Butane         At Customer

1B                  6"       1B                       4"       Gasoline              At Customer

                                                                                      Depends on
1C                  6"       1C                       4"       Utility          Direction of Flow (1)

                                                                                      Depends on
1D                  6"       1D                       4"       Utility          Direction of Flow (1)

1E                  6"       1E                       3"       Gasoline          At Storage Facility

1F                  6"       1FA & 1FB              3" & 4"    Gasoline              At Customer

                                                                                      Depends on
1G                  8"       1GA & 1GB              4" & 4"    Utility          Direction of Flow (1)

CROSS CHANNEL LINES:
                                                                                        METER
    LINE        LINE SIZE                         METER SIZE       SERVICE             CUSTODY
--------------------------------------------------------------------------------------------------------
Line 1           6" & 8"     L1                       4"       Ethane             At Morgan's Point

Dean Line        6" & 8"     Dean P/L Meter           4"       Y-Grade           At Storage Facility

Line 8           6" & 8"     L8A & L8B                4"       Butanes           At Storage Facility

Line 9              8"       L9A & L9B                4"       Utility           At Storage Facility

MORGAN'S POINT LINES:
                                                                                        METER
    LINE        LINE SIZE                         METER SIZE       SERVICE             CUSTODY
--------------------------------------------------------------------------------------------------------
Line 2              6"       Manifold Meter         2 1/2"     Ethane          At Morgan's Point

Line 3              6"       Manifold Meter           3"       Gasoline        At Morgan's Point

Line 6              6"       Texas City Meter         3"       Utility         Meter's In Texas City

Dock 1             12"       Manifold Meter           4"       Methonal        At Morgan's Point

Dock 2             12"       Manifold Meter           4"       Methonal        At Morgan's Point

Dock 3              8"       Manifold Meter           4"       Utility         At Morgan's Point

Dock 4             12"       Manifold Meter           4"       Gasoline        At Morgan's Point

Dock 5             12"       Manifold Meter           6"       MTBE            At Morgan's Point

Dock 6             12"       Manifold Meter           6"       MTBE            At Morgan's Point

Dock 7              8"       Manifold Meter           4"       Iso-Butane      At Morgan's Point

(1) If Storage Facility is receiving material, custody will transfer at shippers meter. If Storage Facility is shipping material, custody will transfer at Storace Facility meter.

                                   EXHIBIT - D

                         PRODUCT SPECIFICATION - ETHANE

                                                                  Method-Latest Rev.
Composition, Liquid Volume %

   Methane                                                      3.0% Max.

   Ethane                                                      95.0% Min.    ASTM D-2163

   Propane                                                      5.0% Max.

   Butanes & Heavier                                           None

   Carbon Dioxide and other non-hydrocarbons, ppm wt.          1,000 Max.

   Total Sulphur, ppm, wt                                      15 Max.       ASTM D-2784

   Corrosion, Copper Strip, Max                                No.1*         ASTM D-1838

   Free Water                                                  None

* This method may not accurately determine the corrosivity of the liquefied petroleum gas if the sample contains corrosion inhibitors or other chemicals which diminish the corrosivity of the sample to the copper strip. Therefore, the addition of such compounds for the sole purpose of biasing the test is prohibited.

                                   EXHIBIT - D

                      PRODUCT SPECIFICATION - HD 5 PROPANE

                                                                             Method-Latest Rev.
Composition, Liquid Volume %
   Propane                                                     90.0 Min.     ASTM D-2163
   Propylene                                                    5.0 Max.
   Butane & Heavier                                             2.5 Max.
   Specific Gravity @ 60(degree)F                               0.500 Min.   ASTM D-1657
                                                                0.510 Max.
   Vapor Pressure @ 100(degree)F,Psig.                          208 Max.     ASTM D-1267-84

   Volatile Residue:
   Temperature at 95% evaporation, deg. F., Max.               -37 degrees   ASTM D-1837

   Residue on Evaporation of 100 ml, Max.                      0.05 Ml       ASTM D-2158

   Oil Stain Observation                                       Pass *        ASTM D-2158

   Ammonia, ppm, wt.                                            1.0 Max.     UOP-430
   Carbonyl Sulfide, ppm, wt.                                   1.0 Max.     UOP-212
   Chlorides, ppm, wt.                                         15.0 Max

   Corrosion, Copper Strip, Max.                               No. 1**       ASTM D-1838

   Total Sulphur, ppm, wt.                                     123 Max.      ASTM D-2784

   Free Water                                                  None

* An acceptable product shall not yield a persistent oil ring when 0.3 ml of solvent residue mixture is added to filter paper in 0.1 increments and examined in daylight after 2 minutes as described in ASTM D-2158.

** This method may not accurately determine the corrosivity of the liquefied petroleum gas if the sample contains corrosion inhibitors or other chemicals which diminish the corrosivity of the sample to the copper strip. Therefore, the addition of such compounds for the sole purpose of biasing the test is prohibited.

                                   EXHIBIT - D

                       PRODUCT SPECIFICATION - ISO-BUTANE

                                                                   Method-Latest Rev.
Composition, Liquid Volume %

   Iso-Butane                                        96.0 Min.     ASTM D-2163
   Propane                                            3.0 Max.
   Normal Butane & Heavier                            4.0 Max.
   Total Sulphur, ppm, wt.                           140 Max.      ASTM D-2784
   Vapor Pressure, psig                               70 Max.      ASTM D-1267

   Corrosion, Copper Strip, Max                      No. 1*        ASTM D-1838


   Volatile Residue
   Temp. @ 95% Evaporation
   Degree F., Max.                                   +16           ASTM D-1837

   Free Water                                        None

* This method may not accurately determine the corrosivity of the liquefied petroleum gas if the sample contains corrosion inhibitors or other chemicals which diminish the corrosivity of the sample to the copper strip. Therefore, the addition of such compounds for the sole purpose of biasing the test is prohibited.

                                   EXHIBIT - D

                      PRODUCT SPECIFICATION - NORMAL BUTANE

                                                                             Method-Latest Rev.
Composition, Liquid Volume %
   Normal Butane                                               95.0 Min.     ASTM D-2163
   Iso-Butane                                                   3.0 Max.     ASTM D-2163
   Pentanes                                                     2.0 Max.     ASTM D-2163
   Propane                                                      2.0 Max.     ASTM D-2163

   Total Sulphur, ppm, wt.                                     140 Max.      ASTM D-2784

   Vapor Pressure, psig @ 100(degree)F                         50 Max.       ASTM D-1267

   Corrosion, Copper Strip, Max                                No. 1*        ASTM D-1838

   Volatile Residue
   Temp. @ 95% Evaporation
   Degree F., Max.                                             +36           ASTM D-1837

   Free Water                                                  None

* This method may not accurately determine the corrosivity of the liquefied petroleum gas if the sample contains corrosion inhibitors or other chemicals which diminish the corrosivity of the sample to the copper strip. Therefore, the addition of such compounds for the sole purpose of biasing the test is prohibited.

                                   EXHIBIT - D
                              PRODUCT SPECIFICATION

                       NORMAL BUTANE RECEIVED VIA PIPELINE

                                                         NORMAL
PRODUCT CHARACTERISTICS                                  BUTANE             TEST METHODS
-----------------------                                  ------             ------------
COMPOSITION:
Liquid Volume %:
   Normal Butane, Min.                                     94.0%             ASTM D-2163
   Propane and lighter, Max.                                0.5%
   Isobutane, Max.                                          6.0%
   Pentanes, Max.                                           1.5%
   Hexanes and heavier, Max.                               0.05%
   Total Olefins, Max.                                     0.35%
      Isobutylene, Max.                                    0.02%
      Butadiene and other diolefins, Max.                 0.002%

Vapor Pressure @ 100 Degrees F, Max.                     50 psig             ASTM D-1267

Volatile Residue:  Temp @ 95%
      evaporation, Degrees F, Max.                           +36             ASTM D-1837

Corrosion, Copper Strip, Max.                              No. 1             ASTM D-1838

Free Water Content                                          None

Total Oxygenates, ppm wt., Max.                             20.0             UOP-845
   (Methanol, CO2, heavy alcohols, ethers, glycols)
      Methanol, ppm wt., Max.                               20.0
      IPA and Heavier Alcohols, ppm wt., Max.                5.0
      MTBE and Other Ethers, ppm wt., Max.                   2.0
      Other Oxygenates, ppm wt., Max.                        5.0

Total Sulphur, ppm wt., Max.                                 140             ASTM D-2784

Fluorides, ppm wt., Max.                                     1.0             UOP-619

Fuel Bound Nitrogen, ppm wt., Max.                           0.5             ASTM D-4629

Metals, ppb wt., Max.                                         15             UOP 834
                                                                             UOP 906

NOTE: These specifications define only a basic purity for this product. The product is to be free of any contaminates that might render the product unsuitable for isomerization.

                                   EXHIBIT - D

                    PRODUCT SPECIFICATION - NATURAL GASOLINE

                                                                                  Test Methods
                                                    Minimum          Maximum      Latest Revision

Reid Vapor Pressure @ 100(degree)F                                  13.5 psi      ASTM D-323-82

Distillation End Point                                            375(degree)F    ASTM D-216-77 (82)

Corrosiveness, Copper strip @  100(degree)F                           No. 1       ASTM D-130-80 (MODIFIED)

Color, Saybolt minimum                                +25                         ASTM D-156-82

Total Sulfur, wt. ppm, max.                                           1000        ASTM D-2622

Butanes and Lighter, LV%                                               3%         ASTM D-2597

Reactive Sulfur                                 Negative, "sweet"                 ASTM-4952-97 or GPA 1138

Free Water                                                            None

                                   EXHIBIT - D
                              PRODUCT SPECIFICATION

                   NORMAL BUTANE RECEIVED VIA TRUCK/RAIL CARS

                                                           NORMAL
PRODUCT CHARACTERISTICS                                    BUTANE        TEST METHODS
-----------------------                                    ------        ------------
COMPOSITION:
Liquid Volume %:
   Normal Butane, Min.                                      94.0%         ASTM D-2163
   Propane and lighter, Max.                                 0.5%
   Isobutane, Max.                                           6.0%
   Pentanes, Max.                                            1.5%
   Hexanes and heavier, Max.                                0.05%
   Total Olefins, Max.                                      0.35%
      Isobutylene, Max.                                     0.02%
      Butadiene and other diolefins, Max.                  0.002%

Vapor Pressure @ 100 Degrees F, Max.                      50 psig         ASTM D-1267

Volatile Residue:  Temp @ 95%
      evaporation, Degrees F, Max.                            +36         ASTM D-1837

Corrosion, Copper Strip, Max.                               No. 1         ASTM D-1838

Free Water Content                                           None

Total Oxygenates, ppm wt., Max.                               1.0         UOP-845
   (Methanol, CO2, heavy alcohols, ethers, glycols)

Total Sulphur, ppm wt., Max.                                  140         ASTM D-2784

Fluorides, ppm wt., Max.                                      1.0         UOP-619

Fuel Bound Nitrogen, ppm wt., Max.                            0.5         ASTM D-4629

Metals, ppb wt., Max.                                          15         UOP 834
                                                                          UOP 906

NOTE: These specifications define only a basic purity for this product. The product is to be free of any contaminates that might render the product unsuitable for isomerization.

                                  SCHEDULE 3.1

STORAGE PURCHASE FEE

            DATE                      Rate             Annual Volumes
            ----                      ----            ---------------
Jul. 1, 2001 - Dec. 31, 2001        $[*****]             60,911,438
Jan. 1, 2002 - Dec. 31, 2002        $[*****]            121,822,877
Jan. 1, 2003 - Dec. 31, 2003        $[*****]            121,822,877
Jan. 1, 2004 - Dec. 31, 2004        $[*****]            121,822,877
Jan. 1, 2005 - Dec. 31, 2005        $[*****]            121,822,877
Jan. 1, 2006 - Dec. 31, 2006        $[*****]            121,822,877
Jan. 1, 2007 - Dec. 31, 2007        $[*****]            121,822,877
Jan. 1, 2008 - Dec. 31, 2008        $[*****]            121,822,877
Jan. 1, 2009 - Dec. 31, 2009        $[*****]            121,822,877
Jan. 1, 2010 - Dec. 31, 2010        $[*****]            121,822,877
Jan. 1, 2011 - June 30, 2011        $[*****]             60,911,438



THROUGHPUT FEE

                                                           Annual
                                                           Minimum
            DATE                      Rate                 Volumes
            ----                    --------               -------
Jul. 1, 2001 - Dec. 31, 2001        $0.2532              20,000,000
Jan. 1, 2002 - Dec. 31, 2002        $0.2434              40,000,000
Jan. 1, 2003 - Dec. 31, 2003        $0.2484              40,000,000
Jan. 1, 2004 - Dec. 31, 2004        $0.2534              40,000,000
Jan. 1, 2005 - Dec. 31, 2005        $0.2586              40,000,000
Jan. 1, 2006 - Dec. 31, 2006        $0.2638              40,000,000
Jan. 1, 2007 - Dec. 31, 2007        $0.2692              40,000,000
Jan. 1, 2008 - Dec. 31, 2008        $0.2748              40,000,000
Jan. 1, 2009 - Dec. 31, 2009        $0.2805              40,000,000
Jan. 1, 2010 - Dec. 31, 2010        $0.2863              40,000,000
Jan. 1, 2011 - June 30, 2011        $0.2927              20,000,000


o        ALL QUANTITIES LISTED ABOVE IN BARRELS.

-------------
[*****] Indicates that material has been omitted and confidential treatment requested therefore. All such material has been filed separately with the Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

                                  SCHEDULE 3.5

                      LOADING RATES PER VESSEL AND PRODUCT



                     MTBE               Nat. Gasoline                  PP Mix
                     ----               -------------                  ------

Barge                3,000                 2,300                         N/A

Tank Car               N/A                   150                         N/A

Truck                  100                   150                         100



o        ALL RATES LISTED ABOVE IN BARRELS PER HOUR